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                                                                 EXHIBIT 10.6(a)



                        ADDENDUM TO EMPLOYMENT AGREEMENT


Reference is made to the Employment Agreement (the "Agreement") effective as of January 1, 2000 between Jeffrey S. Williams ("Williams") and Genomic Solutions Inc. (the "Company").

The parties have determined that the Agreement described shall be modified, effective January 1, 2001, and such modifications shall be binding on Williams and the Company. Except as expressly modified by this addendum, the Agreement remains in full force and effect.

         3. Devotion to the Company's Business. Williams shall devote his entire productive time, ability and attention to the business of the Company during the term of this Agreement; however, the expenditure of reasonable amounts of time for various charitable and other community activities, or to Williams own personal investments and projects, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of Williams duties under this Agreement, shall not be deemed a breach of this Agreement. No outside business activities will be competitive with current or planned business lines of the Company. If an activity is unclear as to its potential conflict with the Company, a panel of non-interested GSI directors shall make a final determination.

         4b.   Base Compensation. As compensation for the services to be
         performed hereafter, the Company shall pay to Williams, for the calendar year 2001, a base salary (the "Base Salary") of Three Hundred Forty-Five Thousand Dollars ($345,000), payable in twenty-four (24) equal semi-monthly payments of Fourteen Thousand Three Hundred Seventy-Five Dollars ($14,375).

         4d,I. Performance Bonuses. Williams shall be eligible for the performance bonuses set forth herein, which if earned, shall be paid either annually, semi-annually or quarterly as determined by the Compensation Committee of the Board. For each calendar year under this Agreement, Williams shall be eligible for a performance bonus not to exceed Thirty-Five Percent (35%) of Williams' Base Salary for the year in issue. The amount, if any, shall be determined in accordance with criteria established by the Compensation Committee of the Board, in consultation with Williams, at the beginning of each calendar year. Should a performance bonus be earned, it shall be paid no later than March 31st of the year following the year in which the bonus was earned.

Agreed to and accepted this 19th day of December, 2000.



Genomic Solutions, Inc.


By:  /s/ J. Matthew Mackowski
     -------------------------------
       J. Matthew Mackowski
       Chairman, Compensation Committee

By: /s/  Jeffrey S. Williams
    --------------------------------
       Jeffrey S. Williams